Exhibit 3.1

Restated Certificate of Incorporation

of International Paper Company

Restated as of May 12, 2008

and as Restated on November 20, 1990

and as Further Amended on

April 30, 1999, June 12, 2001 and May 12, 2008

RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL PAPER COMPANY

UNDER SECTION 807 OF THE

BUSINESS CORPORATION LAW

Filed May 17, 2013

INTERNATIONAL PAPER COMPANY

6400 Poplar Avenue

Memphis, Tennessee 38197

(901) 419-7000

***********

Restated Certificate of Incorporation of International Paper Company

Restated Certificate of Incorporation

of

INTERNATIONAL PAPER COMPANY

Under Section 807 of the Business Corporation Law

WE, THE UNDERSIGNED, SHARON R. RYAN, being the Senior Vice President, General Counsel and Corporate Secretary of International Paper Company (the “Corporation”), and MARLA F. ADAIR, being the Assistant Secretary, hereby certify:

1. The name of the Corporation is International Paper Company. The name under which the Corporation originally was incorporated was International Paper and Power Corporation.

2. The Certificate of Incorporation was filed with the Department of State of New York on June 23, 1941.

3. The Certificate of Incorporation, as previously amended and supplemented by certificates filed pursuant to law, is hereby amended to effect the following amendments and changes authorized pursuant to Section 803 of the Business Corporation Law of the State of New York (the “NYBCL”) and restated pursuant to Section 807 of the NYBCL:

(a) The Certificate of Incorporation shall be amended to permit stockholders the right to act by written consent in Article VIII.

(b) The Certificate of Incorporation shall be amended to permit the board or stockholders upon written request the right to call special meetings in Article IX.

(c) The Certificate of Incorporation shall be amended to renumber prior sections Article VIII and IX as X and XI, respectively, as a result of the amendments noted above, and make corresponding renumbering changes throughout.

4. The text of the Certificate of Incorporation as amended and changed heretofore is hereby restated, pursuant to Section 807 of the Business Corporation Law of the State of New York, without further amendments or changes, to read as herein set forth in full:

ARTICLE I. The name of the corporation is INTERNATIONAL PAPER COMPANY.

ARTICLE II. The purposes for which it is formed are:

1. To maintain, conduct and manage the business of manufacturing, producing, purchasing, selling and dealing in and all kinds of pulp and paper, and any and all ingredients, products and compounds thereof or articles consisting or partly consisting thereof, and any and all materials that now are or hereafter may be used in or in connection with any such manufacture, including any fibres.

Restated Certificate of Incorporation of International Paper Company

2. To manufacture lumber, timber and any and all articles consisting, or partly consisting of lumber, wood or other forest products, and any and all products, or by-products, of any of the foregoing.

To acquire, own, lease, occupy, use or develop, or to sell, exchange or otherwise to dispose of timber lands, timber, timber rights, cutover lands, or other lands or interests in lands for any purpose of the Corporation.

To cut, saw, log, or otherwise to obtain or remove timber, logs, and other forest products, and to drill for, mine, quarry, or otherwise to obtain and remove oil, coal, ores, stone, iron-pyrites, clay, sulphur, agolite and any other mineral or minerals.

To buy, sell, exchange, or otherwise deal in lumber, timber, wood, or other forest products, or other products or by-products of any kind which it may manufacture, and in building material of every kind and description and in oil, coal, ores, stone, iron-pyrites, clay, sulphur, agolite and any other mineral or minerals.

3. To such extent as a corporation organized under the Business Corporation Law of the State of New York or any statute amendatory thereof, supplementary thereto or substituted therefor may at the time lawfully do, but not otherwise: to own, develop and use any and all kinds of water power and water rights and to do any and all acts and things necessary, convenient or proper therefor, or in any way pertaining thereto.

4. To such extent as a corporation organized under the Business Corporation Law of the State of New York or any statute amendatory thereof, supplementary thereto or substituted thereof may at the time lawfully do, but not otherwise: to purchase, construct, lease or otherwise acquire and operate ships, boats, ferries, docks, slips, elevators, engines, cars, tramroads, railroads and any other means of transportation which may be useful, necessary or convenient for the purposes of the Corporation, and to transport by land or water any materials, supplies or other products of the Corporation or goods useful in connection with the operation or conduct of its business.

5. To such extent as a corporation organized under the Business Corporation Law of the State of New York, or any statute amendatory thereof, supplementary thereto, or substituted therefor may at the time lawfully do, but not otherwise: to manufacture, prepare, buy, exchange, lease, rent, hire, or otherwise acquire, hold, use, operate, lease, exchange, sell, donate or otherwise dispose of, import, export, distribute, trade in, process, deal in and deal with, either as principal or agent, goods, wares, merchandise, machinery, equipment, materials and personal property of every kind and description; to acquire, use, hold, pledge, equipment, materials and personal property of every kind and description; to acquire, use, hold, pledge, hypothecate, subscribe for, invest in, sell or otherwise dispose of and generally deal in and deal with any and all grants, options, concessions, franchises and contracts of any and all kind; to explore for, research, investigate, extract manufacture, produce and otherwise obtain, market, sell, buy, generally deal in and deal with, rent, exchange, lease and otherwise acquire and dispose of means and sources of energy and deposits of ores, stone, clays, minerals and mineral compounds.

Restated Certificate of Incorporation of International Paper Company

6. To apply for, obtain, register, purchase, lease or otherwise acquire, hold, own, use, introduce, develop or control, sell, assign or otherwise dispose of, take or grant licenses or other rights with respect to and in any and all ways to exploit or turn to account inventions, improvements, processes, copyrights, patents, trademarks, formulae, trade names and distinctive marks and similar rights of any and all kinds; and whether granted, registered or established by or under the laws of the United States of America or of any state, country, authority or place.

7. To conduct its business in any and all of its branches and maintain offices both within and without the State of New York and in any and all other States of the United States of America and in any and all territories, dependencies, colonies or possessions thereof, in the District of Columbia, and in any and all foreign countries and places; to acquire, buy, purchase or otherwise hold, possess, use, mortgage, transfer, sell, convey or otherwise dispose of real and personal property without limitation in all thereof to the extent that the same may be permissible under their laws.

8. To such extent as a corporation organized under the Business Corporation Law of the State of New York or any statute amendatory thereof, supplement thereto, or substituted therefor may at the time lawfully do, but not otherwise, the Corporation shall have the right and is hereby authorized to subscribe for, purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of or interest in or other securities of any corporation or association, domestic or foreign, and in exchange therefor to issue its own stock, bonds or other obligations, and to aid or assist in any manner, whether by loan, subsidy, guaranty or otherwise, any corporation or association issuing any of such securities or any person, firm, corporation or association in whose business affairs this Corporation shall have any interest, and in connection therewith to guarantee the performance of any undertaking or obligation or the payment of dividends on stock. The Corporation may use and apply its surplus property, earnings or accumulated profits in the discretion of the directors to the creation and maintenance of a surplus fund, and to the purchase and acquisition of its own capital stock, and may take said stock in payment or satisfaction of any debt due to the Corporation from time to time, and to such extent and manner and upon such terms as the directors shall determine, and may issue or sell any stock so acquired.

9. To do each and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or all of the objects herein before enumerated or incidental to the powers herein named or which at any time shall appear conducive thereto or expedient for the protection or benefit of the Corporation either as a holder of or as interested in any property or otherwise, To have all of the rights, powers and privileges now or hereafter conferred by the laws of the State of New York upon corporations organized under the Business Corporation Law of such State or under any act amendatory thereof, supplemental thereto or substituted therefor, but nothing herein contained is to be construed as authorizing the Corporation to carry on the business of discounting bills, notes or other evidences of debt, of receiving deposits of money or foreign coins or of buying and selling bills of exchange, or of issuing bills, notes or other evidences of debt for circulation as money, or shall be deemed to authorize or permit the Corporation to carry on any business, or exercise any power or do any act which a corporation organized under the Business Corporation Law of the State of New York or any statute amendatory thereof, supplementary thereto or substituted therefor may not at the time lawfully do.

Restated Certificate of Incorporation of International Paper Company

10. The foregoing clauses shall be construed both as objects and powers, in furtherance and not in limitation of the general powers conferred by the laws of the State of New York; and it is hereby expressly provided that the enumeration herein of specific objects and powers shall not be held to limit or restrict in any way the general powers of the Corporation, and that the Corporation may do all and everything reasonably necessary for the accomplishment of any of the objects or powers hereinbefore enumerated, either alone or in association with other corporations, associations, firms or individuals, to the same extent and as fully as individuals might or could do as principals, agents, contractors or otherwise.

ARTICLE III. The Secretary of State of the State of New York is designated as the agent upon whom process in any action or proceeding against INTERNATIONAL PAPER COMPANY may be served. The address to which the Secretary of State shall forward process is c/o CT Corporation System 111 Eighth Avenue, New York, New York 10011.

ARTICLE IV. The office of the Corporation (as defined in Section 103 of the New York Business Corporation Law) shall be in New York County, New York. The name of the registered agent which is to be the agent of the Corporation upon whom process against it may be served is CT Corporation System 111 Eighth Avenue, New York, New York 10011.

ARTICLE V. The total number of shares which the Corporation shall have authority to issue is one billion (1,000,000,000) shares, of which nine hundred and ninety nine million six hundred thousand (999,600,000) shares have a par value of one dollar ($1.00) each, and four hundred thousand (400,000) shares shall be without par value. The shares of the Corporation shall be classified. The number of shares in each class shall be as follows:

Four hundred thousand (400,000) shares without par value shall be Cumulative $4 Preferred Stock (the “Preferred Stock”);

Eight million seven hundred fifty thousand (8,750,000) shares having a par value of one dollar ($1.00) each shall be Serial Preferred Stock; and

Nine hundred ninety million eight hundred fifty thousand (990,850,000) shares having a par value of one dollar ($1.00) each shall be Common Stock.

The whole or any part of the shares of Common Stock of the Corporation may be issued as partly paid, subject to calls thereon until the whole thereof shall have been paid in.

Restated Certificate of Incorporation of International Paper Company

The designations, preferences, privileges and voting powers of the shares of each class, and the restrictions or qualifications thereof, are to be as follows:

PREFERRED STOCK

1. The Preferred Stock shall be issued in one series.

2. All shares of the Preferred Stock shall be identical with each other in all respects, except that shares issued at different times may differ as to dates from which dividends thereon shall accumulate.

3.1. The holders of the Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors, dividends from the surplus or net profits of the Corporation at the rate of $4 per share per annum, and no more, payable quarterly in each year on such dates as from time to time may be fixed by the Board of Directors. Dividends on the Preferred Stock shall be cumulative. On shares of the Preferred Stock issued prior to October 1, 1946 dividends shall commence to accrue from July 1, 1946. Any other shares of the Preferred Stock shall be issued with accruals of dividends uniform with the unpaid accruals of dividends, if any, on the Preferred Stock outstanding at the time of each such issue. Accumulations of dividends shall not bear interest.

3.2. If dividends in full on all outstanding shares of the Preferred Stock for all past quarterly dividend periods and for the then current quarterly dividend period shall not have been paid or been declared and set apart for payment, no dividends (other than dividends payable in stock ranking junior to the Preferred Stock) shall be declared or paid or set apart for payment on, nor shall any distribution be made to, any class of stock ranking junior to the Preferred Stock.

3.3. So long as any shares of the Preferred Stock are outstanding, the Corporation, without first obtaining the affirmative vote of the holders of record of at least a majority of the outstanding shares of the Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at any meeting called for the purpose, shall not declare or pay any dividend or make any distribution on any stock ranking junior to the Preferred Stock (other than a dividend payable in stock ranking junior to the Preferred Stock), or purchase, redeem or otherwise acquire for value any stock ranking junior to the Preferred Stock, or pay, set aside or make available any monies to or for a sinking fund for the purchase or redemption of any stock ranking junior to the Preferred Stock, except to the extent that the sum of

(i) 5,000,000, plus

(ii) the aggregate net earnings of the Corporation since December 31, 1945, as determined annually by the independent public accountants employed by the Corporation and, pending such determination for any particular year, as determined by the accounting staff of the Corporation, plus

Restated Certificate of Incorporation of International Paper Company

(iii) the aggregate net proceeds received by the Corporation from the Issuance, exchange or sale, subsequent to December 31, 1945, of stock ranking junior to the Preferred Stock (except any such stock issued on conversion of, or as consideration for exchange of, or to provide funds for redemption or purchase of Cumulative Convertible 5% Preferred Stock formerly authorized and outstanding)

exceeds the sum of

(iv) all dividends (other than dividends payable in stock ranking junior to the Preferred Stock) and distributions declared, paid or made subsequent to December 31, 1945 on any stock of the Corporation, plus

(v) the cost to the Corporation of the acquisition for value (by purchase, redemption, exchange, or otherwise) of all stock, other than the Cumulative Convertible 5% Preferred Stock formerly authorized and outstanding, ranking junior to the Preferred Stock acquired by the Corporation subsequent to December 31, 1945, including in such cost all monies set apart for any such purpose.

3.4. If dividends in full on all outstanding shares of the Preferred Stock for all past quarterly dividend periods shall not have been paid or been declared and set apart for payment:

(i) the Corporation shall not call for redemption any shares of the Preferred Stock unless either:

(a) all shares of the Preferred Stock outstanding are called for simultaneous redemption, or

(b) if less than all shares of the Preferred Stock outstanding are called for redemption at any time, the number of shares called for redemption from each registered holder at that time shall be that number which bears the same proportion to the total number of shares of such stock registered in the name of such holder as the number of shares called for redemption at that time bears to the total number of shares of the Preferred Stock then outstanding, except that in so determining the number of shares called, fractions of less than one-half shall be disregarded and fractions of one-half or more shall be treated as one whole share;

(ii) neither the Corporation nor any subsidiary shall purchase any shares of the Preferred Stock except in accordance with an invitation for tenders or a purchase offer made in writing to all holders of the Preferred Stock on the same terms; and

(iii) the Corporation shall not call for redemption, and neither the Corporation nor any subsidiary shall purchase or otherwise acquire for valuable consideration, any shares of any class of stock ranking junior to the Preferred Stock, nor shall the Corporation or any subsidiary pay or make available any moneys for any such redemption, purchase or acquisition.

Restated Certificate of Incorporation of International Paper Company

4. Upon the dissolution, liquidation or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to receive out of the net assets of the Corporation (whether represented by capital or surplus), (i) if such dissolution, liquidation or winding up is voluntary, cash in an amount per share as follows: if the date fixed for the distribution upon such dissolution, liquidation or winding up shall occur between July 1, 1946 and June 30, 1952 inclusive, $115; if said date shall occur between July 1, 1952 and June 30, 1955 inclusive, $112.50; shall occur between July 1, 1955 and June 30, 1958 inclusive, $110; if said date shall occur between July 1, 1958 and June 30, 1961 inclusive, $107.50; and thereafter, $105; and (ii) if such dissolution, liquidation or winding up is involuntary, cash in the amount of $100 per share, plus in each case an amount equal to all dividends accrued and unpaid on such share up to and including the date fixed for distribution, whether or not earned or declared, and no more, in either case before any distribution of the assets to be distributed shall be made to the holders of stock ranking junior to the Preferred Stock. If upon any dissolution, liquidation or winding up, the assets of the Corporation distributable among the holders of the Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of the Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

5.1 Except as herein or by law expressly provided, the holders of the Preferred Stock shall not be entitled to vote in any proceeding or to be represented at or to receive notice of any meeting of stockholders, and there is hereby specifically excluded any right of the holders of the Preferred Stock to vote (i) for mortgaging the property and franchises of the Corporation pursuant to Section 911 of the Business Corporation Law of the State of New York or any statutory provision amendatory of, supplementary to or substituted for said Section, whether as a part of said Law or otherwise, (ii) for authorizing any guaranty pursuant to Section 908 of the said Law or any statutory provision amendatory of, supplementary to or substituted for said Section, whether as a part of said Law or otherwise, (iii) for sale of the franchises and property of the Corporation pursuant to Section 909 of the said Law or any statutory provision amendatory of, supplementary to or substituted for said Section, whether as a part of said Law or otherwise, other than as provided in subdivision 8 hereof, (iv) for consolidation pursuant to Section 903 of the said Law or any statutory provision amendatory of, supplementary to or substituted for said Section, whether as a part of said Law or otherwise, (v) for voluntary dissolution pursuant to Section 1001 of the said Law or any statutory provision amendatory of, supplementary to or substituted for said Section, whether as a part of said Law or otherwise, or (vi) for change of name pursuant to the Business Corporation Law of the State of New York or any statute amendatory thereof, supplementary thereto or substituted therefor; provided, however, that if at the time of any annual meeting of stockholders the Corporation shall be in arrears in dividends on the Preferred Stock in an amount equal to four full quarterly dividends thereon, then at such annual meeting and thereafter at all meetings for the election of directors until all arrearages of dividends accumulated on the Preferred Stock for all preceding dividend periods shall have been paid or declared and set apart for payment, and no longer, the holders of the Preferred Stock shall have the sole right, to the exclusion of all other classes of stock, to vote for and elect one-third (or the nearest whole number thereto) of the total number of directors to be elected at the meeting. At all meetings for the election of directors, so long as such right to elect directors shall continue, the holders of the Preferred Stock, voting separately as a class, shall first vote for and elect the total number of directors which they are entitled to elect as aforesaid, and thereafter the holders of the Common Stock and other any stock having voting powers shall, in with their respective voting rights, vote and elect the remaining directors.

Restated Certificate of Incorporation of International Paper Company

5.2. At any meeting of the stockholders at which the holders of the Preferred Stock shall have the right to vote they shall have one vote for each share. The holders of the Preferred Stock shall be entitled to notice of any meeting of the stockholders called for the election of directors at which such holders shall be entitled to vote as in subdivision 5.1 provided (as well as to notice of any other meeting at which such holders shall be entitled to vote), and at any such election the holders of the shares of the Preferred Stock represented at the meeting shall constitute a quorum for the election of such directors, and a plurality of all votes of the Preferred Stock cast at the meeting shall be sufficient to elect such directors.

5.3. Whenever all arrearages of dividends on the Preferred Stock as aforesaid shall have been paid or declared and set apart for payment, all powers of the holders of the Preferred Stock to vote for directors shall terminate, and the tenure of office of all Directors elected by them shall forthwith automatically come to an end.

6.1. On and after July 1, 1949, the Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors, at any time or from time to time, at the redemption price per share as follows: if the date fixed for redemption shall occur between July 1, 1949 and June 30, 1952 inclusive, $115; if said date shall occur between July 1, 1952 and June 30, 1955 inclusive, $112.50; if said date shall occur between July 1, 1955 and June 30, 1958 inclusive, $110; if said date shall occur between July 1, 1958 and June 30, 1961 inclusive, $107.50; and thereafter, $105; plus in each case an amount equal to all dividends accrued and unpaid on such share up to and including the date fixed for redemption, whether or not earned or declared. If less than all shares of the Preferred Stock outstanding are to be redeemed, the shares to be redeemed shall be chosen by lot in such manner as the Board of Directors may determine, provided that, if dividends in full on all outstanding shares of the Preferred Stock for all past quarterly dividend periods shall not have been paid or been declared and set apart for payment, the shares to be redeemed shall be determined as provided in subdivisions 3.4(i)(b) hereof.

Restated Certificate of Incorporation of International Paper Company

6.2. Not less than thirty (30) nor more than sixty (60) days previous to the date fixed for redemption, a notice specifying the time and place thereof shall be given to the holders of record of the Preferred Stock to be redeemed by mail at their respective addresses as the same shall appear on the books of the Corporation and by publication at least once in at least one newspaper printed in the English language of general circulation in the Borough of Manhattan, The City of New York, but no failure to mail such notice, nor any defect therein or in the mailing thereof, shall affect the validity of the proceedings for the redemption of any shares of the Preferred Stock so to be redeemed. At any time after notice of redemption has been given by publication in the manner prescribed above to the holders of stock so to be redeemed, the Corporation may deposit the aggregate redemption price in trust with a bank or trust company (in good standing, organized under the laws of the United States of America or of the State of New York, doing business in The State of New York, and having capital, surplus and undivided profits aggregating at least $5,000,000) named in such notice, for payment on the date fixed for redemption as aforesaid (or prior to such date if so determined by the Board of Directors) to the holders of the shares so to be redeemed, on endorsement, if required by the Board of Directors, and upon surrender of the certificates for such shares. Upon the deposit of such money as aforesaid or, if no such deposit is made, upon said redemption date (unless the Corporation shall default in making payment of the redemption price as set forth in such notice), such holders shall cease to be stockholders with respect to said shares and from and after the making of said deposit, or, if no such deposit is made, after the redemption date (the Corporation not having defaulted in making payment of the redemption price as set forth in such notice), the said holders shall have no interest in or claim against the Corporation and shall have no voting or other rights with respect to said shares, except the right to receive said monies on the date fixed for redemption as aforesaid (or earlier if so determined as aforesaid) from said bank or trust company or from the Corporation, without interest thereon, upon endorsement, if required, and surrender of the certificates as aforesaid; and the shares represented thereby shall no longer be outstanding. In case the holder of any such shares of the Preferred Stock shall not, within six years after said deposit, claim the amount deposited as above stated for the redemption thereof, the depositary shall, upon demand, pay over to the Corporation such unclaimed amount so deposited, and the depositary shall thereupon be relieved of all responsibility therefor to such holder.

6.3. Shares of the Preferred Stock which have been redeemed shall be canceled and shall not be reissued, and the Corporation shall from time to time take appropriate action to reduce the authorized amount of the Preferred Stock accordingly.

6.4. Nothing contained in subdivision 6.1 or 6.2 hereof shall limited the right of the Corporation to make purchases of shares of the Preferred Stock at any price.

7. So long as any shares of the Preferred Stock are outstanding, the Corporation, without first obtaining the affirmative vote of the holders of record of at least two-thirds of the outstanding shares of the Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at any meeting called for the purpose, shall not

(i) authorize, create or issue stock of any class, or any security convertible into stock of any class, ranking, as to the payment of dividends or as to distribution upon dissolution, liquidation or winding up, prior to the Preferred Stock; or

(ii) amend, alter, change or repeal any of the express provisions of (a) the “Certificate of Authorization of New Shares Without Par Value and of the Issuance of Such New Shares From Time to Time in One Series, and Change of Previously Authorized Unissued Shares with Par Value into the Same Number of Shares Without Par Value of A New Class and Reclassification of Shares. Pursuant to Section 36 of the Stock Corporation Law of the State of New York”, filed in the Department of State in the State of New York on May 31, 1946, or (b) any certificate filed pursuant to Section 11 of the Stock Corporation of the State of New York (including particularly the certificate so filed on July 3, 1946) or Sections 501 and 502 of the Business Corporation Law of the State of New York or any statutory provisions amendatory of, supplementary to or substituted for said Sections, whether as a part of said Law or otherwise, applicable to the Preferred Stock then outstanding, in a manner which is in any material respect prejudicial to the holders thereof, provided, however, that the provisions of this subdivision 7(ii) shall not apply to any such amendment, alteration, change or repeal resulting from a merger or consolidation.

Restated Certificate of Incorporation of International Paper Company

8. So long as any shares of the Preferred Stock are outstanding, the Corporation, without first obtaining the affirmative vote of the holders of record of at least a majority of the outstanding shares of the Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at any meeting called for the purpose, shall not

(i) increase the authorized number of shares of the Preferred Stock;

(ii) authorize, create or issue stock of any class, or any security convertible into stock of any class, ranking, as to the payment of dividends or as to distribution upon dissolution, liquidation or winding up, on a parity with the Preferred Stock; or

(iii) sell, lease or otherwise dispose (otherwise then by merger or consolidation) all or substantially all of the assets of the Corporation.

9. If at the time of any merger or consolidation to which the Corporation shall become a party any holder of the Preferred Stock does not have the right to demand and receive payment in cash of the then value of his shares of the Preferred Stock as determined by appraisal in the manner provided in the Business Corporation Law of the State of New York or any statute amendatory thereof, supplementary thereto or substituted therefore, such holder shall be entitled (if he so elects within 20 days after the Corporation shall have mailed to him notice of such merger or consolidation) to receive payment in cash of an amount equal to that to which he would then be entitled upon a voluntary liquidation of the Corporation under the provisions of subdivision 4 hereof, unless by the terms of the merger or consolidation he is entitled to shares or securities (which may be his shares of the Preferred Stock) of the Corporation resulting from the merger or consolidation which have a relative position and priority in the capital stock structure of said Corporation, and rights and preferences, at least equal to those of his shares of the Preferred Stock immediately prior to the merger or consolidation.

10. No holder of shares of the Preferred Stock shall, as such holder, have any preemptive or preferential right of subscription to or purchase of any shares or securities of any class which at any time may be sold or offered for sale by the Corporation.

11. When full cumulative dividends to which each share of the Preferred Stock at the time outstanding is entitled for all prior dividend periods and for then the current dividend period shall have been paid or declared and set apart for payment, but not otherwise, the Board of Directors may, subject to the respective terms and provisions hereof, if any, applying thereto, declare and pay dividends on any other class or classes of stock ranking junior to the Preferred Stock, and the Preferred Stock shall not be entitled to share therein.

Restated Certificate of Incorporation of International Paper Company

12. Upon the dissolution, liquidation or winding up of the Corporation, after payment shall have been made in full to the holders of the Preferred Stock as provided in subdivision 4 hereof, but not prior thereto, the holders of the class or classes of stock ranking junior to the Preferred Stock shall, subject to the respective terms and provisions hereof, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock shall not be entitled to share therein.

13. When used in subdivisions 1 through 12 above, the term “stock ranking junior to the Preferred Stock” shall mean the Common Stock and any other class of stock which ranks junior to the Preferred Stock as to the payment of dividends or as to distribution upon dissolution, liquidation or winding up of the Corporation.

14. Subject to the provisions hereof, shares of the Preferred Stock may be issued from time to time as determined by the Board of Directors for such consideration as from time to time may be fixed by the Board of Directors.

15. The Common Stock shall be subject to the prior rights of the Preferred Stock as hereinabove declared.

COMMON STOCK

16. Subject to any exclusive voting rights which may vest in any holders of shares of the capital stock of the Corporation, other than Common Stock, holders of shares of the Common Stock shall be entitled to one vote for each share upon all matters upon which stockholders have the right to vote.

17.1. No holder of bonds or other obligations or securities convertible into shares of any class shall as such holder have any preemptive or preferential right of subscription to or purchase of any shares or securities of any class which at any time may be sold or offered for sale by the Corporation.

17.2. No holder of shares of the Corporation’s Stock shall as such holder have any preemptive or preferential right of subscription to or purchase of any shares or securities of any class which at any time may be sold or offered for sale by the Corporation.

Restated Certificate of Incorporation of International Paper Company

SERIAL PREFERRED STOCK

18.1. The Serial Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the limitations hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, to adopt resolutions providing for the issuance of, or providing for a change in the number of shares of any particular series, and, if and to the extent from time to time required by law, to file a certificate under Section 805 of the Business Corporation Law of New York, or any statute amendatory thereof or supplemental thereto, establishing or changing the number of shares to be included in each such series and fixing the designation and relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the serial designation of such shares and the number of shares constituting such series;

(ii) the annual dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

(iii) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(iv) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(v) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(viii) any other relative rights, preferences and limitations of such series.

18.2. No holder of Serial Preferred Stock shall have any preemptive or preferential right of subscription to or purchase of any shares or securities of any class which at any time may be sold or offered for sale by the Corporation.

18.3 So long as any shares of Preferred Stock are outstanding, the preferences, privileges and voting powers, if any, of the shares of Serial Preferred Stock of any series, and the restrictions or qualifications thereof, shall be subject to the preferences, privileges and voting powers, if any, of the shares of Preferred Stock, and the restrictions and qualifications thereof.

18.4. So long as any shares of the Serial Preferred Stock are outstanding, the Corporation shall not issue any shares of Preferred Stock without first obtaining the affirmative vote of the holders of record of at least a majority of the outstanding shares of Serial Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at any meeting called for the purpose.

Restated Certificate of Incorporation of International Paper Company

MISCELLANEOUS

19. The Board of Directors may from time to time issue scrip in lieu of fractional shares of any class or classes or any rights in respect of fractional shares and upon such terms and with such provisions as may be determined by the Board of Directors. Such scrip shall not confer upon the holder thereof any right to dividends, except in so far as may be specifically provided by the Board of Directors at the time of issuance thereof or thereafter, or any voting or other rights as a stockholder of the Corporation, but the Corporation shall from time to time, within such time as the Board of Directors may determine, or without limit of time if the Board of Directors so determines, issue certificates for one or more whole shares upon the surrender of scrip for fractional shares aggregating the number of whole shares represented by the scrip so surrendered, provided that the scrip so surrendered shall be properly endorsed for transfer if in registered form.

20. The Board of Directors shall have power, in its absolute discretion, at any time, and from time to time, without any action by the stockholders of the Corporation and whether or not in connection with the issue or sale of any shares of stock or other securities of the Corporation, to grant rights entitling the holders thereof to purchase from the Corporation any shares of its capital stock. Any such rights shall be evidenced by such warrants or other instruments as shall be approved by the Board of Directors. The terms upon which, the time or times at or within which, and the price or prices, not less than the par value thereof, at which any such shares may be purchased or subscribed for upon the exercise of any such rights and the price or other consideration, if any, for which such rights shall be granted shall be such as shall be fixed and stated in the resolution or resolutions adopted by the Board of Directors providing for the granting thereof.

ARTICLE VI. The duration of the corporate existence of the Corporation shall be perpetual.

ARTICLE VII. The number of Directors of the Corporation constituting the entire Board of Directors shall not be less than nine or more than eighteen. The Board of Directors shall determine from time to time the number of Directors who shall constitute the entire Board of Directors. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any Director then in office. Directors need not be stockholders.

Except as otherwise provided by law or the Certificate of Incorporation of the Corporation, Directors shall be elected at the annual meeting of stockholders to serve one-year terms and successors shall have been duly elected and shall have qualified; provided, however, that Directors serving on the date of the annual meeting of stockholders in 2008, including those elected at such meeting, shall continue to serve the remainder of their elected terms. Any vacancy on the Board of Directors that results from an increase in the number of Directors and any other vacancy on the Board may be filled only by the Board, provided that a quorum is then in office and present, or only by a majority of the Directors then in office, if less than a quorum is then in office, or by a sole remaining Director. Directors elected to fill a newly created directorship or other vacancies shall be classified and hold office as provided by statute.

Restated Certificate of Incorporation of International Paper Company

The Directors of the Corporation may not be removed prior to the expiration date of their terms of office, except for cause and by an affirmative vote of the holders of at least a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote for the Board of Directors at the Annual Meeting of stockholders, or at any Special Meeting of stockholders called by the Board of Directors or by the Chairman of the Board or by the President for this purpose.

Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the Fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise), any proposal to amend, alter, repeal or adopt any provisions inconsistent with this or the preceding paragraphs of this Article VII, shall require the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall he governed by the terms of this Certificate of Incorporation applicable thereto.

No contract or other transaction entered into by the Corporation shall be affected by the fact that any Director of the Corporation is in any way interested in or connected with any party to such contract or transaction or himself is a party to such contract or transaction, provided that such contract or transaction shall be approved by a majority of the Directors present at the meeting authorizing or confirming such contract or transaction, which majority shall consist of Directors not so interested or connected.

Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director; provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any By-Law, agreement, vote of stockholders or otherwise.

The vote required for election of a director by the shareholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of shareholders. In a contested election, directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. An election shall be considered contested if, as of the record date, there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

Restated Certificate of Incorporation of International Paper Company

ARTICLE VIII.

1. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting by the written consent of the stockholders of the Corporation, but only if such action is taken in accordance with the provisions of this Article VIII and the Corporation’s By-Laws.

2. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article. Any person other than the Corporation seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the secretary of the Corporation and delivered to the Corporation and signed by the holders of record of no less than twenty percent (20%) of the Common Stock of the Corporation entitled to express consent on the relevant action, request that a record date be fixed for such purpose. The written notice must contain the information required by Article I, Section 7 of the By-Laws or Article II, Section 9 of the By-Laws, as applicable, with respect to the business and/or nominations that are the subject of the proposed action. Following receipt of the notice, the Board of Directors shall promptly, but in all events within ten (10) business days after the date the notice is received, determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to this Article and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If no record date has been fixed by the Board of Directors within ten (10) business days following the Corporation’s receipt of the notice to fix a record date for such purpose, the record date shall be the day on which the first signed written consent is delivered to the Corporation in the manner described in paragraph 6 of this Article; except that, if prior action by the Board of Directors is required under the provisions of New York law and the Board determines to take such prior action, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action, and except that no record date shall be set for any action that is not a proper subject for action by written consent pursuant to paragraph 3 of this Article or for which consents are not to be solicited as provided in paragraph 4 of this Article.

Restated Certificate of Incorporation of International Paper Company

3. The Board of Directors shall not be obligated to set a record date for an action by written consent if (i) the record date request does not comply with this Article VIII and the Corporation’s By-Laws, (ii) such action is not a proper subject for stockholder action under applicable law, (iii) the request for a record date for such action is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting or the period from the time notice of any special meeting is first given to shareholders and ending on the date of such meeting, (iv) an annual or special meeting of stockholders was held not more than thirty (30) days before such request for a record date was received by the secretary of the Corporation, (v) an item of business substantially the same as or substantially similar to such action (“Similar Item”) is to be included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders that is to be called within forty (40) days after the request for a record date is received and held as soon as practicable thereafter, or (vi) such record date request or any solicitation of consents to such action was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”) or other applicable law. For purposes of this paragraph, the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors or filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether a record date is required to be set under the provisions of this Article VIII.

4. Stockholders may take action by written consent only if consents are solicited pursuant to a consent solicitation conducted pursuant to Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act.

5. Every written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph 6 as a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated Consent delivered in the manner required by paragraph 6 of this Article and not later than one hundred twenty (120) days after the record date, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

6. No Consents may be delivered to the Corporation or its registered office in the State of New York until fifty (50) days after the record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of New York or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested.

ARTICLE IX. Special meetings of the stockholders may be called (i) by the Board of Directors, the Chairman of the Board or by the President or (ii) upon the written request or requests of the Corporation from holders of record of no less than twenty percent (20%) of the Common Stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, filed with the secretary of the Corporation and otherwise in accordance with the By-Laws, and may not be called by any other person or persons. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock or Preference Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, to the extent provided in Article V (or pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article V hereof), special meetings of holders of such Preferred Stock or Preference Stock.

Restated Certificate of Incorporation of International Paper Company

ARTICLE X.

A. The following definitions shall apply with respect to this Article X:

1. The term “Business Combination” shall mean:

a.	any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with, or proposed by or on behalf of (i) any Interested Stockholder (as hereinafter defined) or (ii) any other company (whether or not itself an Interested Stockholder) which is or, after such merger or consolidation, would be an Affiliate or an Associate (as hereinafter defined) of an Interested Stockholder; or

b.	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

c.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder of any assets, securities or commitments of the Corporation or any Subsidiary having an aggregate fair market value (as hereinafter defined) of $10 million or more, except for sales of goods and services made in the ordinary course of the Corporation’s business, consistent with past practice; or

d.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with the Corporation or any Subsidiary of assets, securities or commitments of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder having an aggregate fair market value of $10 million or more, except for purchases of goods and services made in the ordinary course of the Corporation’s business, consistent with past practice; or

e.	any security arrangement, investment, loan, advance, guarantee, agreement to purchase or sell, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) by the Corporation or any Subsidiary with or for the benefit of any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder involving $10 million or more; or

f.	the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder, except proportionately to all stockholders of the Corporation or such Subsidiary; or

Restated Certificate of Incorporation of International Paper Company

g.	any amendment to the By-Laws of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; or

h.	any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Voting Stock (as hereinafter defined), or any securities convertible into Voting Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; or

i.	any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (h).

2. The term “Capital Stock” shall mean all capital stock of the Corporation authorized to be issued from time to time under Article V of this Certificate of Incorporation, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally at the time in question.

3. The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

4. The term “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary and other than any pension, profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

Restated Certificate of Incorporation of International Paper Company

5. A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section A, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5 of Section A, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6. The term “Affiliate” means, an “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, and the term “Associate” controlled by, or is under common control with, the person specified, and the term “Associate” means, when used to indicate a relationship with any person, means (1) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

7. The term “Subsidiary” means any company (whether a corporation or a partnership) of which a majority of any class of equity or similar (in the case of a partnership) security is beneficially owned by the Corporation.

8. The term “Fair Market Value” means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period in which the date in question (i.e., the Announcement Date or the Determination Date as hereinafter defined) is counted as the fifteenth day, of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, during the 30-day period in which the date in question is counted as the fifteenth day or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by the Board of Directors at a time that a majority of the Board was comprised of Disinterested Directors (as hereinafter defined); and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by the Board of Directors at a time when Disinterested Directors constitute a majority of the entire Board.

Restated Certificate of Incorporation of International Paper Company

9. In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Paragraphs 2.a and 2.b of Section C of this Article X shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

10. The term “Disinterested Director” means a member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not the Interested Stockholder, an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board prior to the time the Interested Stockholder became an Interested Stockholder, and any successor of such Disinterested Director while such successor is a member of the Board of Directors who is not an Affiliate or Associate of the Interested Stockholder and was recommended for nomination or election to the Board by a majority of the Disinterested Directors then on the Board.

B. In addition to any affirmative vote required by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise, and except as otherwise expressly provided in Section C of this Article X, the Corporation shall not engage, directly or indirectly, in any Business Combination with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder without the affirmative vote of (i) not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock voting together as a single class, and (ii) not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, excluding Voting Stock beneficially owned by such Interested Stockholder and its Affiliate and Associates, voting together as a single class. Such affirmative vote shall he required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, in any agreement with any national securities exchange or otherwise.

C. The provisions of Section B of this Article X shall not he applicable to any particular Business Combination (and such Business Combination shall require only such affirmative vote, if any, as is required by law, or any other provision of this Certificate of Incorporation, the By-Laws of the Corporation or otherwise) if all of the conditions specified in either of the following Paragraphs 1 or 2 are met, or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation’s outstanding Capital Stock, if the condition specified in the following Paragraph l is met.

1.	The Business Combination shall have been approved, or is being effected pursuant to agreements or arrangements which shall have been approved, by the Board of Directors of the Corporation and at a time when Disinterested Directors constitute a majority of the entire Board of Directors.

Restated Certificate of Incorporation of International Paper Company

2.	All of the following conditions shall have been met:

a.	The aggregate amount of cash and the value, as of the date of the consummation of the Business Combination (the “Consummation Date”), of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

(i)	(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the “Announcement Date”) or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(ii)	the Fair Market Value per share of Common Stock as of the Announcement Date or as of the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher.

b.	The aggregate amount of cash and the value, as of the Consummation Date, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:

(i)	(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii)	the Fair Market Value per share of such class or series of Capital Stock as of the Announcement Date or as of the Determination Date, whichever is higher; and

Restated Certificate of Incorporation of International Paper Company

(iii)	(if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (regardless of whether the Business Combination to be consummated constitutes such an event).

The provisions of this Paragraph 2 shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series Capital Stock.

c.	The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder. The prices determined in accordance with Paragraphs 2.a and 2.b of this Section C shall be subject to an appropriate adjustment in the event of any stock dividend, stock split, subdivision, combination of shares or similar event.

d.	After the Determination Date and prior to the Consummation Date:

(i)	there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock unless approved by the Board of Directors at a time that a majority of the entire Board of Directors is comprised of Disinterested Directors;

(ii)	there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock) unless approved by the Board of Directors at a time that a majority of the entire Board of Directors comprised of Disinterested Directors;

Restated Certificate of Incorporation of International Paper Company

(iii)	there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by the Board of Directors at a time that a majority of the entire Board is comprised of Disinterested Directors; and

(iv)	such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder’s percentage beneficial ownership of any class or series of Capital Stock; and

(v)	such Interested Stockholder shall not have made any change in the Corporation’s business or equity capital structure.

e.	A proxy or information statement describing proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Act”) (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

D. The Board of Directors at a time when Disinterested Directors constitute a majority of the entire Board of Directors shall have the power and duty to determine for the purposes of this Article X, on the basis of information known to them after reasonable inquiry, all questions arising under this Article X, including (without limitation), (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, and (c) whether a person is an Affiliate or Associate of another and (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate fair market value of $10 million or more. Any such determination made in good faith shall be binding and conclusive on all parties.

E. Nothing contained in this Article X shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Restated Certificate of Incorporation of International Paper Company

F. The fact that any Business Combination complies with the provisions of Section C of this Article X shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

G. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote maybe specified by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise), any proposal to amend, alter, or repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article X which is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of (i) not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class, and (ii) not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (excluding Voting Stock beneficially owned by such Interested Stockholder and its Affiliates and its Associates) voting together as a single class; provided, however, that this Section G shall not apply to, and such special votes shall not be required for, any amendment, repeal or adoption recommended by the Board of Directors at a time when Disinterested Directors constitute a majority of the entire Board of Directors.

ARTICLE XI. No director of the Corporation shall have personal liability to the Corporation or its stockholders for damages for any breach of duty in such capacity, provided that the foregoing shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her act violated Section 719 of the Business Corporation Law of New York. No amendment to or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Business Corporation Law of New York is amended hereafter to expand or limit liability of a director, then the liability of a director of the Corporation shall be expanded to the extent required or limited to the extent permitted by the Business Corporation Law of New York, as so amended.

6. This Restated Certificate of Incorporation was approved by the Board of Directors on February 12, 2013, and approved by the Stockholders at a meeting held on May 13, 2013.

Restated Certificate of Incorporation of International Paper Company

IN WITNESS WHEREOF, we have signed this certificate on the 17th day of May, 2013, and we affirm the statements contained therein as true under penalties of perjury.

/s/ SHARON R. RYAN
Sharon R. Ryan
Senior Vice President, General Counsel and Corporate Secretary

/s/ MARLA F. ADAIR
Marla F. Adair
Chief Counsel – Global Corporate Governance, Treasury & Tax and Assistant Secretary